Exhibit 99.1

LASALLE HOTEL PROPERTIES ACQUIRES L’AUBERGE DEL MAR IN CALIFORNIA

BETHESDA, MD — December 7, 2012 — LaSalle Hotel Properties (NYSE:LHO) today announced the acquisition of L’Auberge Del Mar in Del Mar, California for $76.9 million.

The 120-room full service, luxury resort is located at 1540 Camino Del Mar, overlooking the Pacific Ocean. Del Mar is an affluent seaside community, rich with amenities including upscale shopping and fine dining. The property enjoys close proximity to several leisure and business demand drivers including Del Mar Beach, Torrey Pines Golf Course and the Del Mar Racetrack & Fairgrounds. The property is located eight miles from University of California, San Diego (UCSD), one of the nation’s leading research universities. University Towne Center is located next to UCSD and offers 3,400,000 square feet of Class A office space and has become San Diego’s highest rent office market. The area is occupied by numerous businesses and research facilities as well as biotech, pharmaceutical and technology companies. The property is also within 20 miles of several popular leisure destinations including LEGOLAND, SeaWorld San Diego and the San Diego Zoo.

“We are extremely excited to acquire L’Auberge Del Mar,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “The property is in excellent condition and is extremely well located in a strong market which benefits from numerous demand generators.”

L’Auberge Del Mar is set on 4.5 acres overlooking the Pacific Ocean. The property opened in 1989. In 2009, the property underwent an extensive renovation totaling $25.8 million. The project included a full guestroom renovation, lobby upgrade and improvements of the meeting space, swimming pools and food and beverage outlets. The hotel has 120 guestrooms with an average size of 320 square feet, including eight suites which average 500 square feet. L’Auberge Del Mar also includes four food and beverage outlets. KITCHEN 1540 seats 128, including 74 indoor seats and 54 outdoor seats and features a California-inspired seasonally-driven menu. Waterfall Terrace is an outdoor venue and offers a casual setting with ocean views. Living Room Bar is open daily and features live music several nights of the week and Bleu Bar is located adjacent to the pool. The property’s 16,500 square feet of flexible meeting and function space includes six indoor meeting rooms and six outdoor areas. L’Auberge Del Mar also offers the 5,000 square-foot Spa L’Auberge and a fitness center in addition to two tennis courts, an outdoor recreational pool and a separate lap pool.

        LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns interests in 41 hotels of which 39 are owned 100 percent. The 39 wholly-owned properties are upscale full-service hotels, totaling more than 10,300 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

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Additional Contacts:

Bruce A. Riggins and Kenneth G. Fuller, LaSalle Hotel Properties – (301) 941-1500